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Exhibit 21.1

Subsidiaries of the Company.


B&B Electromatic, Inc.
Golston Company, Inc.
Tri-Coastal Systems, Inc.
Innovative Security Technologies, Inc., name changed to Intelli-Site, Inc. on October 2, 1998.